Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contacts

For Investors:	For Media:
Carol Hausner	Adriana Jenkins
Executive Director, Investor Relations and Corporate	The Yates Network
Communications	(617)-710-8350
ImmunoGen, Inc.
(781) 895-0600
info@immunogen.com

DRAFT

ImmunoGen, Inc. Reports First Quarter Fiscal Year 2011 Financial Results

— Advancing and Expanding Product Programs While Maintaining
Strong Liquidity —

WALTHAM, MA, October 28, 2010 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops targeted antibody-based anticancer products using its antibody expertise and Targeted Antibody Payload (TAP) technology, today announced financial results for the three-month period ended September 30, 2010 — the first quarter of the Company’s 2011 fiscal year (1QFY11).

“The breadth of our recent achievements illustrates ImmunoGen’s strong position as a company,” says Daniel Junius, President and CEO. “The clinical data for IMGN901 and T-DM1 plus our new collaboration with Novartis — all announced earlier this month — demonstrate our forward momentum. We expect at least five presentations of new clinical data in the next two months alone, and we’re on track for as many as 12 compounds, partnered and proprietary, to be in the clinic by the end of 2011. Of these clinical-stage compounds, several are expected to advance into Phase II testing during the coming year. We believe our innovative and valuable technology, promising product candidates, productive partnerships and strong balance sheet provide us with a solid foundation for value generation in our 2011 fiscal year and beyond.”

Our Proprietary Product Candidates — Highlights

IMGN901 (lorvotuzumab mertansine) — in clinical testing for treatment of CD56+ solid tumors and multiple myeloma.

•                  Updated clinical data were presented at the ESMO annual meeting in October 2010, including encouraging results for the treatment of Merkel cell carcinoma (MCC). By the end of 2010, the Company expects to make a go/no go decision related to initiating a pivotal trial with IMGN901 in MCC. IMGN901 has been granted orphan drug status for MCC in the US and Europe.

•                  A Phase I/II trial to assess IMGN901 for 1st-line treatment of small-cell lung cancer (SCLC), used in combination with standard care, is on track to be initiated by late

2010. IMGN901 has been granted orphan drug status for SCLC in the US and Europe.

•                  The first clinical data for IMGN901 used in combination with Revlimid® (lenalidomide)/dexamethasone for the treatment of multiple myeloma (MM) are expected to be presented at ASH in December 2010. Updated clinical data with the compound used as monotherapy in MM also are expected to be presented at ASH.

IMGN388 — in clinical testing for treatment of solid tumors.

•                  Updated clinical findings from early-stage testing have been accepted for presentation at the EORTC-NCI-AACR meeting in November 2010.

IMGN529 — in preclinical development for types of liquid tumors.

•                  The Company expects to report the first preclinical data with IMGN529 in 1H2011.

•                  ImmunoGen expects to submit an IND for this TAP compound in mid-2011.

IMGN853 — in preclinical development for types of solid tumors.

•                  This TAP compound targets folate receptor 1 (FOLR1) and is a potential treatment for ovarian cancer and several other epithelial malignancies.

•                  Preclinical data related to targeting FOLR1 with TAP compounds will be presented at the EORTC-NCI-AACR meeting in November 2010.

•                  ImmunoGen expects to submit an IND for IMGN853 in 2012.

Partner Product Candidates — Highlights

Trastuzumab-DM1 (T-DM1) — in global development by Roche for treatment of HER2+ breast cancer (BC).

•                  Phase III trial, EMILIA, assessing T-DM1 for 2nd-line use in advanced HER2+ BC — study protocol is being revised to add overall survival as a co-primary endpoint and to increase the study size to 980 patients. Roche expects to apply for marketing approval of T-DM1 in the US and Europe with this study in mid-2012.

•                  Phase III trial, MARIANNE, assessing T-DM1 for 1st-line use in advanced HER2+ BC — study was initiated in July 2010.

•                  Phase II trial assessing T-DM1 for 1st-line use in advanced HER2+ BC — positive interim data were presented at ESMO in October 2010 with final data expected in 2Q2011.

•                  Phase Ib/II trial assessing T-DM1 used in combination with pertuzumab — Roche expects new data from this study to be reported at SABCS in December 2010.

•                  Phase II safety study assessing T-DM1 for adjuvant/neoadjuvant therapy — patient enrollment has begun.

SAR3419, SAR650984, and SAR566658 — in development by sanofi-aventis as a result of a previous research collaboration with ImmunoGen.

•                  Sanofi-aventis is planning to further expand its Phase I evaluation of SAR3419 with the intent of starting its Phase II program in 2H2011.

•                  SAR650984, a therapeutic antibody (non-TAP compound), advanced into clinical testing in June 2010 for the treatment of certain hematological malignancies.

•                  SAR566658 entered the clinic in September 2010 for the treatment of CA6+ solid tumors, which include ovarian, breast and lung cancers.

Other partner compounds

•                  BT-062 — in line with the development plan, Biotest is now evaluating a more frequent dosing schedule in a Phase I/IIa trial. Additional findings from its first Phase I study have been accepted for presentation at ASH in December 2010.

•                  BIIB015 — Biogen Idec expects this TAP compound to enter Phase II in 2H2011.

•                  ImmunoGen expects 2-3 additional TAP compounds to enter the clinic in 2011 through the Company’s collaborative partners.

Financial Results

ImmunoGen reported a net loss of $12.9 million, or $0.19 per basic and diluted share, for 1QFY11 compared to a net loss of $12.4 million, or $0.22 per basic and diluted share, for the same period last year.

Revenues were $3.4 million for 1QFY11, compared to $3.1 million for the same period last year. Both periods include $1.8 million of license and milestone fees. Revenues in 1QFY11 also include $1.5 million of research and development support fees and $0.1 million of clinical material reimbursement, compared to $0.8 million and $0.5 million, respectively, for the same quarter last year.

Operating expenses for 1QFY11 were $16.8 million, compared to $15.8 million in the same period last year. Operating expenses in 1QFY11 include research and development expenses of $13.4 million, compared to $12.2 million in 1QFY10, and general and administrative expenses of $3.4 million, compared to $3.6 million in 1QFY10.

Other income, net, consisting primarily of gains recognized on sales of investments, gains recognized on forward contracts, and interest income, was $0.5 million in 1QFY11, compared to $0.1 million for the same period last year.

ImmunoGen had approximately $94.9 million in cash and marketable securities as of September 30, 2010, compared with $110.3 million as of June 30, 2010, and had no debt outstanding in either period. During the first three months of fiscal 2011, cash used in operations was $15.3 million, compared to $11.4 million during the same period in fiscal 2010. Capital expenditures were $0.3 and $0.6 million for the first three months of fiscal years 2011 and 2010, respectively.

Financial Guidance

ImmunoGen expects its net loss for its fiscal year ending June 30, 2011 to be between $60-64 million, its cash used in operations to be between $0-4 million, and its capital expenditures to be between $2-3 million. Cash and marketable securities at June 30, 2011 are anticipated to be between $106-110 million. Reflected in this guidance is the collaboration established in October 2010 with Novartis.

“These results and our financial guidance reflect our commitment to aggressively advancing our proprietary compounds to value-inflection points and using business development as a way to advance the technology while generating non-dilutive cash,” commented Gregory Perry, Senior Vice President and CFO.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using the Company’s expertise in tumor biology, monoclonal antibodies and potent cancer-cell killing agents. The Company’s TAP technology uses monoclonal antibodies to deliver one of ImmunoGen’s proprietary cancer-cell killing agents specifically to tumor cells. There are currently seven TAP compounds in the clinic, with a wealth of clinical data reported with the technology. ImmunoGen’s collaborative partners include Amgen, Bayer Schering Pharma, Biogen Idec, Biotest, Genentech (a member of the Roche Group), Novartis, and sanofi-aventis. The most advanced compound using ImmunoGen’s TAP technology, T-DM1, is in Phase III testing through the Company’s collaboration with Genentech. More information about ImmunoGen can be found at www.immunogen.com.

Revlimid® is a registered trademark of Celgene Corporation.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s net loss, cash used in operations and capital expenditures in its 2011 fiscal year; its cash and marketable securities as of June 30, 2011; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	June 30,
	2010	2010
ASSETS

Cash, cash equivalents and marketable securities	$94,942	$110,298
Other assets	25,817	26,910

Total assets	$120,759	$137,208

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$9,706	$13,822
Long-term portion of deferred revenue and other long-term liabilities	20,532	21,338
Shareholders’ equity	90,521	102,048

Total liabilities and shareholders’ equity	$120,759	$137,208

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	September 30,
	2010	2009

Revenues:
License and milestone fees	$1,810	$1,831
Research and development support	1,495	782
Clinical materials reimbursement	106	486

Total revenues	3,411	3,099

Expenses:
Research and development	13,425	12,188
General and administrative	3,364	3,592

Total operating expenses	16,789	15,780

Loss from operations	(13,378)	(12,681)

Other income, net	490	144

Loss before taxes	(12,888)	(12,537)

(Benefit)/provision for income taxes	—	(162)

Net loss	$(12,888)	$(12,375)

Net loss per common share, basic and diluted	$(0.19)	$(0.22)

Average common shares outstanding, basic and diluted	67,944	57,032